Exhibit 99.2

LightPath Technologies

Projects Third Quarter Financial Results

For Immediate Release

(April 8, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high performance fiber-optic collimators and isolators, reported today that projected results for its third quarter of fiscal 2004 include sales of approximately $2.0 million compared with $1.7 million in the third quarter of the prior year, an increase of over 16%. While the Company’s cash and cash equivalents increased in the quarter, the “base business” use of cash, excluding one-time cash inflows discussed below and directors’ and officers’ liability (D&O) insurance paid in this quarter, was approximately $1.1 million. In the third quarter of the prior year, the company’s cash usage was $2.1 million, excluding that year’s D&O payment. Our March 31st quarter-ending balance in cash and cash equivalents was $2.95 million.

During this quarter, as part of our continuous improvement in business processes as an ISO 9002 company, we have employed a more comprehensive review process precedent to this press release and the details contained herein. Final review by independent auditors will be completed over the next four weeks, before full financial disclosure and filings.

During the quarter our backlog has grown and we began to increase production to service these orders. As our backlog mix has changed more towards molded optics than anticipated, the company has established a limited second-shift operation to accommodate the orders. Due to related new operator training time to reach full proficiency, some orders for the third quarter have been rescheduled to the fourth quarter for shipment. We are confident that our action plan will quickly service any additional sales upside. The company intends to enhance disclosure about backlog in the fourth fiscal quarter and on our website.

As our backlog has grown and we have introduced new products, we have recently increased materials purchases and plant operations to accommodate the growing business. This led to approximately $350,000 of our “base business” cash usage in this quarter being spent to assist us in serving anticipated business growth. As mentioned in the foregoing, during the third quarter we had one-time cash inflows from two sources: approximately $1.9 million, net, from the sale of newly-issued shares to investors and $600,000, net, from the settlement of certain litigation. Our goal continues to be to reach a level of business necessary to be self-sustaining in terms of cash flow and subsequently demonstrating profitability.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “Revenues and backlog continue to increase for LightPath. Our year-over-year revenues have grown over 16% and our business has become less of a turns business. Within this past quarter we have seen a more dramatic increase in orders, particularly in molded optical lenses, isolators and gradium. Our focus has been on meeting increased customer demand. Bob Reichert, recently announced as our VP of Manufacturing, is now wholly devoted to working our production side and is already making important contributions. Our backlog of orders is up since December 31st, which I believe bodes well for future quarters. During this quarter at the Photonics West trade show, we successfully demonstrated our new Circulight product line to bring critical performance improvements (beam circularity and collimation) to blue and red laser diode applications, which have large market potential. Further, we have also introduced our high-power Fiber Laser Collimators using our patented laser fusion technology, which enables fiber laser manufacturers to bring to market higher power outputs than would otherwise be possible. We anticipate first shipments of these products this quarter. Our backlog indicates that our sales team is now hitting on all cylinders and leading the business.”

Webcast Details:

LightPath will hold an audio webcast at 2:00 p.m. EST on Friday, May 14, 2004 to discuss details regarding the company’s performance for the second quarter. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Ken Brizel, President & CEO
Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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